Exhibit 99.1

Global Power 400 E Las Colinas Blvd., Suite 400, Irving, TX 75039

Global Power Equipment Group Appoints Raymond K. Guba

as Senior Vice President and Chief Financial Officer

IRVING, Texas, November 18, 2013 – Global Power Equipment Group Inc. (NASDAQ: GLPW) (“Global Power”) announced today that it has named Raymond (“Randy”) K. Guba as Senior Vice President and Chief Financial Officer, effective immediately. He will be replacing David L. Willis, who will remain with the Company for a period of time to ensure a smooth transition.

“We are advancing the organization to achieve greater scale, expand margins and align the operating units to better serve our growing customer base. We believe that Randy’s extensive experience in corporate realignments and establishing shared services structures will prove beneficial for us as we grow. He brings expertise in driving cost out, improving efficiencies and processes, and system integrations. With over 25 years of financial and executive management experience, we expect that Randy’s track record and know-how will be advantageous as we continue to transform Global Power,” commented Luis Manuel Ramírez, President and Chief Executive Officer of Global Power.

Mr. Guba has carried out multiple restructuring initiatives at four different companies, three of which were in the energy industry. His past realignment initiatives have integrated business units to better serve end markets, diversified portfolio offerings, addressed financial reporting and IT inefficiencies and optimized capital structure. Most recently, Mr. Guba was Executive Vice President, Chief Financial Officer of FTS International, a privately-owned global Oil and Gas Services business with approximately $2 billion of annual revenue. Previously, he was Executive Vice President and Chief Financial and Administrative Officer with Integrated Electrical Services. Mr. Guba began his career as a public accountant, and then joined General Electric Company in 1986. He spent 19 years at GE in progressively advancing roles to include CFO of Auto Financials Services in Tokyo and Manager of Finance (CFO) for GE Energy’s Installations and Field Services, a $3 billion global division. He earned his BA in Economics and English at Rutgers, The State University of New Jersey.

Mr. Willis has served as Senior Vice President and Chief Financial Officer since 2008. “David has been instrumental in moving Global Power forward over many challenging years. During his tenure, the Company exited bankruptcy, relisted on a major exchange, divested non strategic assets, experienced strong growth and acquired four businesses. We thank David for his dedication and numerous contributions during his years with the Company, and wish him the best of luck in his future endeavors,” stated Mr. Ramirez.

About Global Power

Texas-based Global Power Equipment Group Inc. is a design, engineering and manufacturing firm providing a broad array of equipment and services to the global power infrastructure, energy and process industries. Through its Services Division, Nuclear Services provides on-site specialty support, outage management and maintenance services to domestic utilities’ nuclear power facilities; and Energy Services provides lifecycle maintenance and repair support services for the industrial, oil & gas and utilities markets. With over 40 years of power generation industry

Global Power Equipment Group Appoints Raymond K. Guba as Senior Vice President and CFO

November 18, 2013

experience the Products Division designs, engineers and manufactures a comprehensive portfolio of equipment for utility scale natural gas turbines and electrical solutions for the oil & gas industry and other industrial operations. The Company routinely provides information at its website: www.globalpower.com.

Forward-looking Statement Disclaimer

This press release contains “forward-looking statements” within the meaning of that term set forth in the Private Securities Litigation Reform Act of 1995. These statements reflect our current views of future events and financial performance and are subject to a number of risks and uncertainties. Our actual results, performance or achievements may differ materially from those expressed or implied in the forward-looking statements. Risks and uncertainties that could cause or contribute to such material differences include, but are not limited to, decreased demand for new gas turbine power plants, reduced demand for, or increased regulation of, nuclear power, loss of any of our major customers, cost increases and project cost overruns, unforeseen schedule delays, poor performance by our subcontractors, cancellation of projects, competition for the sale of our products and services, shortages in, or increases in prices for, energy and materials such as steel that we use to manufacture our products, damage to our reputation, warranty or product liability claims, increased exposure to environmental or other liabilities, failure to comply with various laws and regulations, failure to attract and retain highly-qualified personnel, volatility of our stock price, deterioration or uncertainty of credit markets, and changes in the economic, social and political conditions in the United States and other countries in which we operate, including fluctuations in foreign currency exchange rates, the banking environment or monetary policy. Other important factors that may cause actual results to differ materially from those expressed in the forward-looking statements are discussed in our filings with the Securities and Exchange Commission, including the section of our Annual Report on Form 10-K filed with the SEC on March 7, 2013 titled “Risk Factors.” Except as may be required by applicable law, we undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, and we caution you not to rely upon them unduly.

Investor Relations Contact:

Deborah K. Pawlowski

Kei Advisors LLC

(716) 843-3908

dpawlowski@keiadvisors.com